PVF Capital Corp. Announces Stock Repurchase Program and
           Quarterly Cash Dividend Policy


     CLEVELAND, June 1 /PRNewswire/ -- PVF Capital Corp.
(Nasdaq:PVFC), announced that it is commencing a stock repurchase program to acquire up to 199,540 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     John R. Male, President, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within 12 months. Mr. Male explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings and return on equity. According to Mr. Male, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     In addition, the Corporation announced that its Board of Directors has established a policy for the payment of quarterly cash dividends. The first quarterly cash dividend will be in the amount of $.08 per share and will be paid on July 12, 1999 to stockholders of record at the close of business on June 30, 1999.

     Mr. Male stated that the Board of Directors determined that the payment of quarterly dividends was appropriate in light of the company's financial condition and results of operations.
He noted that future dividends will be dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements and economic conditions.

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing and year 2000 issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     PVF Capital Corp.'s common stock trades on the Nasdaq
Small-Cap market under the symbol PVFC.

SOURCE Park View Federal Savings Bank
     -0-                      06/01/99
     /CONTACT: C. Keith Swaney of Park View Federal Savings
Bank, 440-439-2200/
     (PVFC)